UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 14, 2020

OncoCyte Corporation

(Exact name of registrant as specified in its charter)

California	001-37648	27-1041563
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15 Cushing

Irvine, California 92618

(Address of principal executive offices)

(949) 409-7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	OCX	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On December 14, 2020 (the “Effective Date”), OncoCyte Corporation (the “Company”) entered into an Exclusive Sublicense Agreement in the PRC Territory (the “Agreement”) with Razor Genomics, Inc. (“Sublicensor”), Encore Clinical, Inc. (“Encore”) and Burning Rock Biotech Limited (“Sublicensee”).

Sublicensor is the exclusive licensee under the Amended and Restated Exclusive License Agreement (the “UCSF License”) between The Regents of the University of California and Sublicensor effective as of February 15, 2018, and subject to the terms and conditions of the UCSF License, Sublicensor granted to the Company an exclusive, worldwide right and sublicense on the terms and conditions set forth in the Sublicense and Distribution Agreement among Sublicensor, Encore and the Company effective as of September 30, 2019.

Pursuant to the terms of the Agreement, the Company will release its exclusive sublicense rights in the People’s Republic of China, including Hong Kong, Macau and Taiwan (collectively, the “PRC Territory”) to permit Sublicensee to manufacture and distribute the Company’s commercially available test – DetermaRx™ (the “Licensed Test”), for chemotherapy treatment selection in the PRC Territory. The transfer of the testing technology is scheduled to occur in the first quarter of 2021, and the technology installation is expected to be completed by the third quarter of 2021. In addition, pursuant to the Agreement, the Company and Sublicensor jointly agreed to grant a perpetual, royalty-bearing, non-transferrable, non-sublicensable, right to Sublicensee to use certain know-how, and the Company granted a perpetual, non-transferrable, non-sublicensable, right to Sublicensee to use the Marks (as defined in the Agreement) in the PRC Territory in the Field of Use (as defined in the Agreement). Within 15 days after the Effective Date, the Sublicensee will deposit $4,000,000 (the “Escrow Funds”) into an escrow account to be distributed pursuant to the terms of the Agreement. The Escrow Funds are comprised of (i) $250,000 as a sublicense fee, (ii) $750,000 as an initial technical installation service and support fee and (iii) $3,000,000 as a flat royalty for the right to offer 1,800 Licensed Tests for clinical studies or marketing purposes by the Sublicensee. No other royalties, fees or consideration will be paid for such right to offer the 1,800 Licensed Tests for clinical studies or marketing purposes by the Sublicensee. In addition the Sublicensee will, among other things and subject to certain conditions, pay the Company a fee of $2,000,000 for the right to offer 1,200 Licensed Tests when the Licensed Test achieves inclusion in the United States National Comprehensive Cancer Network Guidelines.

The Agreement will terminate upon the earlier of (i) December 31, 2021, unless the Escrow Funds have been released to the Company and (ii) the occurrence of a Refund Event (as defined in the Agreement). In addition, each of the Company, the Sublicensor and the Sublicensee have the right to terminate the Agreement upon written notice to the other parties if the other party materially breaches the Agreement, and fails to cure such material breach within 100 days after the date of such notice.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously set forth in the Company’s Current Report on Form 8-K filed with the SEC on May 12, 2020, the Company’s executive officers and non-employee directors deferred a portion of their salaries, bonus and director fees during the period of May 11 through December 4, 2020 (collectively, the “Deferred Fees”). On December 11, 2020 such executive officers and non-employee directors received the Deferred Fees, including accrued interest, in cash, shares of the Company’s common stock or a combination thereof. Specifically, the Company’s non-employee directors received an aggregate of $111,567 in cash and 50,111 shares of the Company’s common stock valued at $103,731, determined based on the closing price of the Company’s common stock as quoted on NYSE American on December 8, 2020, and Ronald Andrews, Lyndal Hesterberg and Mitchell Levine, the Company’s named executive officers, received an aggregate of $313,126 in cash and 16,724 shares of the Company’s common stock valued at $34,619, determined based on the closing price of the Company’s common stock as quoted on NYSE American on December 8, 2020.

Item 8.01 Other Events.

On December 15, 2020, the Company issued a press release to announce the execution of the Agreement. The full text of this press release is furnished on Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Exclusive Sublicense Agreement in the PRC Territory
99.1	Press release dated December 15, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOCYTE CORPORATION

Date: December 16, 2020	By:	/s/ Mitchell Levine
Mitchell Levine
Chief Financial Officer